Exhibit 99.1

Prestige Brands Holdings, Inc. Announces Offering of $400 Million Senior Notes

Tarrytown, NY, December 3, 2013— Prestige Brands Holdings, Inc. (NYSE: PBH) (the “Company”) announced today that its wholly-owned subsidiary, Prestige Brands, Inc. (“Prestige Brands”), intends to offer, subject to market and other conditions, up to $400 million in aggregate principal amount of new senior notes due 2021 (the “Notes”) in a private offering. The Notes will be senior unsecured obligations of Prestige Brands and will be guaranteed by the Company and certain of its domestic subsidiaries.

The Company intends to use the net proceeds from the proposed offering to repurchase any and all of its outstanding 8.25% Senior Notes due 2018 (the “2018 Notes”), to repay loans outstanding under its existing senior secured credit facility, to pay related fees and expenses and for general corporate purposes.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees. Any offers of the Notes and related guarantees will be made only by means of a private offering memorandum. The Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor’s® NightGuard® dental protector, The Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden’s® throat drops and Dramamine® motion sickness treatment, Debrox® ear wax remover, Beano® digestive aid, Gaviscon® antacid in Canada, and BC® and Goody’s® headache powders.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe”, “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal

(914) 524-6819